Exhibit 10.1

EXHIBIT A LATITUDE 360 TERRITORY AGREEMENT

This Territory Agreement (“Agreement”) to be entered into between: Latitude 360, Inc., a company registered in Nevada with business address at: 6022 San Jose Blvd Jacksonville FL 32217 (“Grantor”) and J and J 360 LLC, a company registered in Georgia with business address at: 1790 Mall of Georgia Blvd., Buford, GA 30519 (“Grantee”) (each a “Party” and collectively, the “Parties”).

The completion of the proposed transaction is subject to the investment and execution of the LATX Promissory Note, which the Parties currently anticipate the Investment and execution will take place no later than May 13, 2015, failing which, this Agreement shall automatically become void unless otherwise mutually agreed upon in writing by the Parties. This Agreement imposes no obligation to negotiate or to enter into the proposed transaction unless Grantor receives a total of $1,000,000.00 in funding from Grantee.

Grant

The Grantor will grant the Grantee the exclusive right to 10% Venue ownership in any Latitude 360 venues opened in the states of Georgia and Alabama by Grantor or any subsidiary of Grantor.

The Grantor will grant the Grantee the exclusive right to 10% Venue ownership in any Latitude 360 venue opened in a location funded by City Summit Company in the United States. That right would increase to 20% if that location was also owned 25% or more by J and J 360 LLC and funded by the City to Summit/J and J 360 LLC partnership.

1

The Grantor will grant the Grantee the exclusive right to 20% Venue ownership in (a) the Latitude 360 Mall of Georgia location with the address to be determined, and (b) any other location opened in Georgia and funded by J and J 360 LLC on identical terms as Mall of Georgia location; provided, however that Grantee or an affiliate of Grantee provide the building and act as landlord.

The exclusive ownership right granted by the Grantor to the Grantee shall allow the Grantee, subject to consent from the Grantor and such consent shall not be unreasonably withheld, to:

(i) advertise Latitude 360 venues in the Territory;

(ii) participate in any management meetings in relation to the Latitude 360 venues operating in the Territory

(iii) Access to all financial information relating to the Territory venues.

The Effective Date shall be the date the Agreement is signed by the Parties.

Term

Except as otherwise provided, the term of the Agreement shall be permanent unless demand for payment is made by Grantee prior to the maturity of the Promissory Note (Term).

The Grantor may at its option cancel the Agreement for:

(i) Grantee becomes insolvent or files bankruptcy.

(ii) Grantee is convicted of a felony involving Grand Larceny or Murder.

(iii) Grantee intentionally disrupts normal business with any Latitude 360 venue in any way.

(iv) Grantee violates the confidentiality clause of this Agreement.

(v) Grantee transfers any ownership of J and J 360 LLC to another person or entity without written approval by Grantor.

Territory	The “Territory” shall be the State of Georgia and Alabama.

2

Grantor’s Obligations

The Grantor shall:

(i)           operate the Territory venues like all other Latitude 360 venues;

(ii)           make available all sales and research data relating to sales, merchandising, marketing and advertising. Grantor shall have the right to review and approve or disapprove all advertising and promotional material, which the Grantee proposes to use, with such approval not to be unreasonably withheld;

(v)           provide any operating manuals required for each business segment, including training manuals and guidelines for employees and or equipment and design specifications books or manuals; and

(vi)          seek to maintain high standards of quality appearance and service and shall conduct inspections of the venues (as set forth below).

Outlet Outfitting

Grantor shall be responsible for siting and outfitting each venue in accordance with the mandatory venue outfitting guidelines provided by the Grantor (Outlet Outfitting Guidelines) and subject to the Grantor’s approval of site selection. The Grantee must be notified of the Grantor's approval, or otherwise, of the site selected by the Grantee within one (1) month of its nomination by the Grantee. Grantor will be obligated to have prepared all required outfitting plans and specifications to suit the shape and dimensions of each venue and to ensure that such plans and specifications comply with all applicable municipal and national laws, codes, ordinances, and regulations (including, without limitation, building codes, permit requirements, regulations, or rules governing accommodations for persons with disabilities). Grantor will be responsible for providing all equipment (such as, cash registers, point-of-sale systems, and computers), fixtures, furnishings, signs and supplies necessary to outfit the venues and operate the venues. For the purposes of protecting and maintaining the goodwill associated with the Grantor Trademarks and the reputation of the Grantor, prior to the outfitting of any venue, the Grantor must approve all applicable outfitting plans and specifications, including the list of equipment, fixtures, furnishings, and supplies that will be used to outfit the venues which may not be unreasonably withheld.

3

Signage	Grantor shall be responsible for outfitting the venues with signage bearing the Grantor Trademark(s) (Grantor Signage) in a manner that is in strict accordance with the Grantor's brand guidelines. For the purpose of protecting and maintaining the goodwill associated with the Grantor Trademarks and the reputation of the Grantor, the Grantor will be required to approve all signage.
Capital Improvements

The Grantor shall make any capital improvements with respect to the Venues, including: (a) the acquisition of new equipment, fixtures, furnishings, signs, or supplies; and (b) replacement of obsolete or worn-out improvements, equipment, fixtures, furnishings, signs, or supplies (Capital Improvements).

Notwithstanding the above, the Grantee shall be permitted to make emergency or temporary improvements provided that Grantee provide the Grantor with not less than seven (7) business days written notice of any alteration pertaining to severe damage, accident, necessary or required change in order to comply with any competent Government authority in the Territory.

Outlet Operation

During the Term, each venue will be operated in a professional and diligent manner and in strict accordance with the quality standard guidelines established by the Grantor. .

Grantor shall be responsible for the marketing and advertising of each of the venue in the Territory, through press, radio, television, catalogues or other available means. For the purpose of maintaining the goodwill associated with the Grantor Trademarks and the reputation of the Grantor, the parties agree to submit for Grantor's prior approval, any marketing materials or advertisements related to the venues. Grantee shall not, without the Grantor's prior consent, which must not be unreasonably withheld, make any changes to such marketing materials or advertisements once approved by Grantor.

For the purpose of maintaining the goodwill associated with the Grantor Trademarks and the reputation of the Grantor, the Grantor shall have the right to object to the demeanor, conduct, and appearance of any of the Parties’ employees or contractors, subject to applicable law. The Parties shall take all steps reasonably necessary to remedy the cause of the objection. Upon notice from Grantor, Parties shall ensure the immediate removal from the venue(s) or discipline in accordance with the Party's employee discipline policy of any employee or contractor of the Parties who participates in improper or illegal acts at the venue(s), who violates the provisions of the Agreement, or whose continued presence at the venue(s) is, in the reasonable opinion of the Grantor, deemed not to be in the best interests of the Grantor.

4

No Employee Liability

Each of the Grantor and the Grantee shall at all times act solely as an independent person. Each will defend, indemnify, and hold completely harmless, the other from any claims or causes of action of whatever nature that may be brought by the such Party’s present or former employees, such Party’s present or former independent contractors, or present or former labor unions seeking to represent such Party’s employees.

Operating Expenses

The Parties shall pay all taxes of whatever character, license fees, permit fees and other charges or fees, which may be levied or assessed in the Territory against the Parties in connection with its operation of the venues. Parties shall bear all costs and expenses involved in the operation of the venues, including, without limitation, utilities, maintenance, and repairs incident thereto.

Insurance	The Parties will maintain standard and customary general liability insurance.
LATX investment	The Parties acknowledge that the each of the two owners of the Grantee have supplied funds to the Grantor by way of a Convertible Promissory Note of even date herewith.
Transfer by Grantee

The Grantee must obtain the Grantor's consent and provide the Grantor with 30 days written notice prior to selling, assigning, transferring, conveying, pledging, mortgaging or otherwise encumbering any direct or indirect interest in the Agreement.

Termination	This Agreement may be terminated by the Grantor, if in the reasonable opinion of the Grantor, any act of the Grantee has damaged or is damaging the goodwill associated with the Grantor Trademarks or the reputation of the Grantor. This Agreement may be terminated by the Grantee, in in the reasonable opinion of the Grantee, any act of the Grantee has damaged or is damaging the goodwill associated with Grantee or the reputation of Grantee or its owners.

Conditions Precedent	The Grantee represents, warrants and covenants that (amongst other things):

	(i)	It is organized and validly exits under Georgia law.

	(ii)	Solely or in partnership, it is qualified and authorized to do business in the State.

	(iii)	It acknowledges that Grantor is the owner of all rights, titles and interests in the Grantor’s proprietary marks and shall use only those proprietary marks designated by the Grantor.

5

(iv)	Grantee shall keep confidential all information, processes, techniques of the Grantor, provided, however that Grantee may disclose such information, processes, or techniques (a) to its professional advisors and employees on a need to know basis for the purpose of the Agreement, (b) as required by law or court order, (c) with the written consent of the Grantor, or (d) if such information, processes, or techniques are in the public domain.
The Grantor must provide the Grantee with:
(i)	a certificate of good standing, in respect of the Grantor, which was obtained within the previous thirty days or such longer period as required by governmental authority to provide such certificate; and

(ii)	the Grantor's certificate of incorporation and all amendments thereto.

Confidentiality Clause

Neither Party may disclose any confidential information received from the other Party that is identified as being confidential, provided, however that each Party may disclose such information (a) to its professional advisors and employees on a need to know basis for the purpose of the Agreement, (b) as required by law or court order, (c) with the written consent of the other Party, or (d) if such information is in the public domain.

Governing Law and Dispute Resolution	All disputes arising out of or in connection with the Agreement shall be finally settled under the Rules of Arbitration of the State of Florida

6

Grantee:

/s/ Jon Guven

Authorised Signatory

Name: Jon Guven

Entity: J and J 360, LLC

Title: Managing Member

Date:

/s/ Julio Jones

Authorized Signatory

Name: Julio Jones

Entity: J and J 360, LLC

Title: Member

Date:

Grantor: /s/ Brent Brown Authorised Signatory: Name: Brent Brown Entity: Latitude 360, Inc. Title: CEO / Founder Date: 5/13/15

7